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Contact: Bryan A. Binyon, Treasurer
             (812) 468-5195



   AMERICAN GENERAL FINANCE CORPORATION
      REPORTS 18% GROWTH IN EARNINGS

Highlights for the year:
- Earnings increased 18%
- Receivables grew 21%
- Charge-offs improved 102bp

EVANSVILLE, IN, JANUARY 27, 1999 - American General Finance
Corporation's full year 1998 earnings totaled $194 million, representing an 18% increase over the prior year. Quality growth, with continued improvement in charge-offs, and controlled expenses were the drivers of the strong results.

Finance receivables grew 21% during 1998 to end the year at $9.5 billion. The growth was led by a $1.6 billion increase in real estate receivables. At December 31, 1998, real estate receivables represented 60% of the total receivables portfolio, up from 52% at year end 1997.

Improved charge-offs were a significant contributor to the earnings increase as net charge-offs for 1998 improved to 2.60% compared to 3.62% for 1997. The 60-day+ delinquency ratio was 3.78% at December 31, 1998, up 1 basis point from the prior quarter end. The allowance for losses at December 31, 1998 remained strong at 3.94% of finance receivables.

The company attributes the strong profitability during 1998 to its focus on quality growth. Management believes that, with the company's vast branch network, risk management technology, and financial strength, American General Finance is positioned for continued profitable growth through existing origination channels and acquisitions.

______________________________________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $11 billion and operates 1,310 offices in 40 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report and elsewhere (such as other filings by the company with the Securities and Exchange Commission, press releases, presentations by management of the company, or oral statements) relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies;
(2) competitive, regulatory, or tax changes that affect the cost of or demand for the company's products; (3) the company's ability to achieve Year 2000 readiness for significant systems and operations on a timely basis; (4) adverse litigation results or resolution of litigation; and (5) the company's failure to achieve anticipated levels of expense savings from cost-saving initiatives. Readers are also directed to other risks and uncertainties discussed in other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages) (Unaudited)

                       For the Three Months     For the Year
                       Ended December 31,       Ended December 31,
                        1998        1997          1998       1997
                        _________________       ___________________
Total Revenues          $411        $377          $1,594     $1,512

Interest Expense         132         116             501        451
Operating Expenses       120         121             494        467
Provision for Finance
  Receivable Losses       59          60             208        242
Loss on Sale of
  Non-Strategic Assets     0           0               0         42
Insurance Losses and
Loss Adjustments          20          25              85         94
                        ______     ______          ______     ______
Total Expenses            331        322           1,288      1,296

Income Before Provision
  for Income Tax           80         55             306        216
Provision for Income Tax   28         20             112         79
                        ______     ______         _______     ______

Net Income                $52        $35            $194       $137
                        ______     ______          ______     ______

Earnings Before Loss on
  Sale of Non-Strategic
  Assets                  $52        $35            $194       $164

Finance Charge Yield     15.27%     16.34%     15.87%     16.80%
Charge-off Ratio          2.64%      3.66%      2.60%      3.62%
                         ______     ______     ______     ______
Risk Adjusted Yield      12.63%     12.68%     13.27%     13.18%

Return  on Assets         1.97%      1.60%      1.96%      1.51%

Return on Equity         13.49%     10.59%     13.31%     10.16%

AT:                            12/31/98          12/31/97
                               ________          ________

Total Assets                    $11,060           $9,241

Real Estate Loans                 5,660            4,068
Non-Real Estate Loans             2,511            2,502
Retail Sales Finance              1,301            1,257
                                ________         ________
Total Net Finance Receivables    $9,472           $7,827

Allowance for Finance
  Receivable Losses                1998               1997
                                 ________          _________
Balance at Beginning of Period     $363               $385
Provision for Finance Receivable
   Losses                           208                242
Allowance Related to Acquired
   Receivables                       17                  0
Charge-offs, Net of Recoveries     (215)              (264)
                                  _______           ________
Balance at End of Period           $373               $363

                                  12/31/98          12/31/97
                                 __________        __________
Allowance as a % of Net
   Finance Receivables              3.94%             4.64%

60-Day+ Delinquency Ratios        12/31/98           12/31/97
                                 __________        __________
Real Estate Loans                   3.32%             2.59%
Non-Real Estate Loans               5.48%             5.71%
Retail Sales Finance                2.26%             2.45%
                                 __________        __________
Total Net Finance Receivables       3.78%             3.61%